EXHIBIT 99.1

FOR MORE INFORMATION CONTACT:                                                                                                           FOR IMMEDIATE RELEASE

WesBanco, Inc.                                                                                                                        March 27, 2009
Paul M. Limbert, President & Chief Executive Officer
(304) 234-9206

AmTrust Financial Corporation
Peter Goldberg, President & Chief Executive Officer
(216) 622-4100

WesBanco Announces Completion of Purchase of Five AmTrust Columbus, Ohio Banking Offices

Wheeling, WV and Cleveland, OH, [March 27, 2009]  --  (Nasdaq NMS: WSBC)  WesBanco, Inc. ("WesBanco”) announced today that its subsidiary bank, Wesbanco Bank, Inc., has completed its purchase of all five Columbus, Ohio AmTrust Bank ("AmTrust") banking offices. With the completion of the purchase, WesBanco has assumed all of the deposit liabilities, approximately $600 million, of the five AmTrust branches in the greater Columbus market. WesBanco did not acquire any loans as part of the transaction and does not anticipate closing any of the AmTrust branches. All five locations will open as WesBanco banking centers on March 30, 2009, staffed primarily by former AmTrust employees in Columbus.

Paul Limbert, President and CEO of WesBanco, commented, "This transaction has improved our deposit share in the Columbus MSA to the number nine position, according to FDIC data. As a result, our ability to serve customers, both businesses and consumers in the market, will be greatly enhanced. We believe these five offices assist us in strategically building our Columbus franchise and we are pleased to welcome the AmTrust employees to WesBanco."

Peter Goldberg, Chief Executive Officer of AmTrust, commented, "We have enjoyed our long presence in the Columbus market, but this will allow us to focus on our core markets and are pleased to have found a quality institution which has a strong focus on customer service."

WesBanco, Inc. is a multi-state bank holding company of $5.7 billion in total assets providing banking services through 114 locations in West Virginia, Ohio and Pennsylvania. WesBanco’s banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia. In addition, WesBanco operates an insurance brokerage company, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc.

AmTrust Financial Corporation is a multi-state thrift holding company of approximately $15 billion in total assets providing banking services through 66 branches in Ohio, Florida and Arizona. AmTrust Financial Corporation is the parent company of AmTrust Bank, which was founded in Cleveland, Ohio in 1889 and is one of the largest independent thrifts in the United States.

Forward-looking Statements

This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, and including statements about the benefits of the transaction between AmTrust and WesBanco, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: the operations of AmTrust’s branches and WesBanco may not be integrated successfully or such integration may take longer to accomplish than expected; the expected cost savings and any revenue synergies from the transaction may not be fully realized within the expected timeframes; disruption from the transaction may make it more difficult to maintain relationships with clients, associates, or suppliers; changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of other business strategies; the nature, extent and timing of governmental actions and reforms; and extended disruption of vital infrastructure; and other factors described in AmTrust’s 2008 Annual Report, WesBanco’s 2008 Annual Report and documents subsequently filed by WesBanco with the Securities and Exchange Commission. All forward-looking statements included in this news release are based on information available at the time of the release.  Neither AmTrust nor WesBanco assumes any obligation to update any forward-looking statement.